UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Selected Dealer Agreement
On August 14, 2013, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), KBS-Legacy Apartment Community REIT Venture, LLC, KBS Capital Markets Group LLC, the Company’s dealer manager (the “Dealer Manager”), Legacy Partners Residential Realty LLC and KBS Holdings LLC, the Company's sponsors, entered into a selected dealer agreement (the “Ameriprise Selected Dealer Agreement”) with Ameriprise Financial Services, Inc. (“Ameriprise”). Pursuant to the Ameriprise Selected Dealer Agreement, Ameriprise will act as a selected dealer in the Company’s follow-on public offering and offer and sell, on a best efforts basis, up to $2,760,000,000 of shares of common stock of the Company (the “Shares”), of which up to $760,000,000 of shares are being offered pursuant to the Company’s dividend reinvestment plan (the “DRIP”).
Pursuant to the terms of the Ameriprise Selected Dealer Agreement, Ameriprise generally will (i) be paid a selling commission of up to 6.5% of the price of each Share (except for Shares sold pursuant to the DRIP) sold by Ameriprise; provided, however, that such selling commission shall be reduced with respect to sales to certain categories of purchasers; (ii) be reallowed by the Dealer Manager from the dealer manager fee a dealer fee of up to 2.0% of the full price of each Share(except for shares sold pursuant to the DRIP) sold by Ameriprise; (iii) be reimbursed for its actual out-of-pocket and bona fide due diligence expenses consistent with the language in the prospectus for the Company’s follow-on public offering and FINRA regulations, and (iv) subject to applicable FINRA limitations, be paid for mutually agreed upon technology costs associated with the offering, related costs and expenses and other expenses related to the facilitation of the marketing of the Shares.
The Advisor manages the Company’s day-to-day operations and will manage the Company’s portfolio of real estate assets under an advisory agreement pursuant to which the Company pays the Advisor certain fees and reimburses certain of its expenses. The Dealer Manager provides certain wholesaling, sales, promotional and marketing assistance services to the Company in connection with the distribution of the Shares under a dealer manager agreement pursuant to which the Company pays the Dealer Manager certain fees.
Advisory Agreement Amendment
On August 14, 2013, the Company and the Advisor entered into an amendment to the advisory agreement between the parties. The amendment reduces the asset management fee payable by the Company to the Advisor to a monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the sum of the cost of all real estate investments owned by the Company and its investments in joint ventures, including acquisition expenses and budgeted capital improvement costs (regardless of the level of debt used to finance the investment), and (ii) 2.0% of the sum of the cost of all real estate investments owned by the Company and its investments in joint ventures, including acquisition expenses and budgeted capital improvement costs less any debt used to finance such investments.
In addition, the amendment defers without interest under certain circumstances, the Company’s obligation to pay asset management fees accruing from August 1, 2013. Specifically, the amendment defers the Company’s obligation to pay an asset management fee for any month in which the Company’s modified funds from operations (“MFFO”), as such term is defined in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010 and interpreted by the Company, excluding asset management fees, does not exceed the amount of distributions declared for record dates of the corresponding month.  The Company remains obligated to pay the Advisor an asset management fee in any month in which the MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”), but any amount of the asset management fee for such month in excess of the MFFO Surplus will also be deferred under the amendment.  If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will not be applied to pay asset management fee amounts previously deferred by the Advisor in accordance with this amendment. However, notwithstanding the foregoing, any and all deferred asset management fees shall be immediately due and payable at such time as the stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company's share redemption plan, and (ii) an 8.0% per year cumulative, non‑compounded return on such net invested capital (the “Stockholders' 8% Return”). The Stockholders' 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company's stockholders to have received any minimum return in order for the Advisor to receive deferred asset management fees.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Ex.	Description

1.1
Selected Dealer Agreement, dated August 14, 2013, by and among KBS Legacy Partners Apartment REIT, Inc., KBS Capital Advisors LLC, KBS‑Legacy Apartment Community REIT Venture LLC, KBS Capital Markets Group LLC, Legacy Partners Residential Realty LLC, KBS Holdings LLC and Ameriprise Financial Services, Inc.

10.1	Amendment No. 1 dated August 14, 2013 to Advisory Agreement dated January 25, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: August 20, 2013	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary